Exhibit 99.1

Rogers Corporation Sells Its Induflex Business and Updates Fourth Quarter 2008 Guidance

ROGERS, Conn.--(BUSINESS WIRE)--Rogers Corporation (NYSE: ROG) announced today that it has signed an agreement to sell the shares of its Induflex subsidiary (ILD) located in Ghent, Belgium to BV Capital Partners.

Under the terms of the agreement, Rogers received approximately 10.7 million euros (US$13.6 million at today’s spot price), which represents the purchase price of approximately 8.9 million euros plus other amounts due under the agreement. In addition to this purchase price, there is an opportunity for Rogers to receive additional earnout amounts over the next three years based on the future performance of the divested business.

The closing was completed at the time of the signing and therefore the sale is effective immediately. The new owners plan to continue operating the business from the Ghent, Belgium site.

Rogers President and Chief Executive Officer, Robert D. Wachob said, “The sale of this business reflects our continuing strategy to look for opportunities to divest non-core businesses while we work to grow our strategic businesses through either greenfield startups or acquisitions.” Wachob further stated: “With this divestiture, we now expect our fourth quarter sales to be $88 to $92 million with earnings per diluted share of $0.50 to $0.56.”

Joel Ludvigsen, the new Chief Executive Officer of Induflex said, “We are very pleased with this acquisition. Induflex is the global leader in its niche markets. We have the utmost confidence in the Induflex team to continue to deliver products with the highest quality, flexibility and reliability to our customers around the globe.”

BV Capital Partners (www.bvcapitalpartners.com) is an investment holding firm investing in small and medium sized enterprises in the Benelux. BV Capital Partners’ strategy is to invest in “leading companies in niche markets”.

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Investor and Editorial Contact:
William J. Tryon, Manager of Investor and Public Relations
Phone: 860-779-4037
FAX: 860-779-5509
Email: william.tryon@rogerscorporation.com